UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant 🗹
Filed by a Party other than the Registrant □

Check the appropriate box:
□ Preliminary Proxy Statement
□ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
□ Definitive Proxy Statement
□ Definitive Additional Materials
🗹 Soliciting Material under § 240.14a-12

Mandiant, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

🗹	No fee required

□	Fee paid previously with preliminary materials

□	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following are internal communications sent by Mandiant, Inc. to current and prospective employees in connection with its pending acquisition by Google LLC.

Mandiant All Employee Email

From: Kevin

To: Mandiant team

When: After email to Cloud

Subject: Google/Mandiant acquisition announced this morning

We have celebrated many milestones together, and today marks another historic turning point that promises to set a new course for the cyber security community and the organizations we serve and create greater opportunities for Team Mandiant.

I am excited to announce that we have entered into a definitive agreement to be acquired by Google and that once the deal closes, Mandiant will join Google Cloud and we will move forward as part of an organization with incredible reach and influence. Just as important for Team Mandiant, Google Cloud shares our commitment to fighting cyber attacks and making the world safer.

For Google Cloud – like Mandiant – cyber security is a mission. They have made it a cornerstone of their business and their commitment to the far reaching community they serve. We have seen this demonstrated in the comprehensive cyber security capabilities they have built into the foundations of their technology, in the steps they have taken to warn organizations of threats to their systems, and in the major investments they continue to make to address the realities of today’s evolving threat landscape. Google Cloud is not only a partner who shares our passion – they are a force that will help us take our mission and our vision for the future of cyber security to the next level.

For Team Mandiant, this is an opportunity to accelerate our vision of scaling our world-class intelligence and leading expertise and supporting more organizations with our innovative approach to cyber security – in areas like threat detection and intelligence, testing and validation, and managed defense.

Google Cloud recognizes the capabilities Team Mandiant offers and appreciates the unique approach we bring to today’s cyber security battle. They see an opportunity to embrace and invest in what we have created to help advance their commitment to making the world safer. It is abundantly clear that securing the cloud is essential to our future, and together, Google Cloud and Mandiant can make a profound and lasting impact for customers.

This comes at an important time, as increasingly sophisticated attackers continue to exploit vulnerabilities targeting people and organizations around the world. Cyber security is more important than ever, and by joining forces with Mandiant, Google Cloud is rising to the challenge for our customers and for the security of nations.

Our discussions with Google convinced us that this is the best course for Team Mandiant, for our shareholders, for our customers, for our mission, and for the broader community we hope to reach. The executive team and I are excited about Mandiant joining Google Cloud. Between now and the closing of the acquisition, it is important that we continue to perform our mission and tasks as we normally do, focusing on protecting our customers and executing on the priorities we set out to accomplish this year.

I will discuss this announcement in our All Hands meetings later today – an 11am ET Teams Live Event and a 9pm ET Teams Live Event. Watch for invites to both of these meetings.

We will offer additional insights and share many more details in the days and weeks ahead. We have also begun reaching out to customers and partners to help them understand how they will benefit from the combined strength of Mandiant and Google Cloud. I encourage you to review our messages to customers and partners and the press releases issued by both Mandiant and Google today to see how we are sharing this news publicly. This and other information on the acquisition will be available on this Employee Resource Page on the Aware corporate intranet.

I want to thank everyone who believed in and supported our mission over the past 18 years and helped to bring us to this moment. Our customers, partners, investors and, above all, the Mandiant team can be proud of what we have accomplished together and excited by the extraordinary opportunities ahead.

Leadership Outreach Note

I’m reaching out as a follow-up to Kevin’s message on today’s announcement. Our team has played an important part in Mandiant’s incredible journey, and today marks another major step – one that we believe will be among the most meaningful milestones in our history.

I hope you share my excitement to continue serving our customers as part of the Google team. I am sure you have questions about how this will unfold, but keep in mind that it is still early in the process. Over the months ahead, Mandiant and Google Cloud will work together to develop a well thought-through phased integration.

And as more information becomes available, we will share these updates with you. On that note, I encourage you to take advantage of the information and resources we will make available to you on the Employee Resource Page we have developed. You should also talk to your team members, and if you have any questions at any point, please reach out to me, or use the Mandiant Forum anonymous employee Q&A portal.

This is a great opportunity to share the news at / after the announcement is issued on your preferred social channels. Here’s some sample social to get you started:

Option 1

Mandiant has been on an incredible journey. Today we take another step – one that is among the most exciting and meaningful milestones in our history. This morning, we announced Google’s intent to acquire Mandiant. Upon the close of the acquisition, we will join Google Cloud. I couldn’t be prouder of our amazing team and look forward to combining forces with Google Cloud to accelerate our joint vision of making every organization confident in their cyber defenses. LINK TO PRESS RELEASE

Option 2

For the past 18 years, our steadfast vision has been to be the best cyber security company in the world. Today, Mandiant took an important step in accelerating that vision – Mandiant has signed an agreement to join Google Cloud. As part of the Google Cloud team, we will be able to continue delivering the industry-leading frontline expertise and intelligence and responding to thousands of security breaches that power our technology platform. LINK TO PRESS RELEASE

Please remember, while the future is exciting, in the near-term we must remain focused on our 2022 plans and priorities – and our commitments to our customers and one another.

Today, let’s be sure to take the time to celebrate this milestone moment for our team. You should be proud of the work you did to make this possible.

Mandiant Candidate Email

From: Mandiant Recruiting Team

To: Mandiant Job Candidates - all those that have accepted or have pending offers but have not yet started with Mandiant.

Dear NEW HIRE,

Earlier today, we announced that Google has signed a definitive agreement to acquire Mandiant. Upon the close of the acquisition, Mandiant will join Google Cloud.

Google is a company that shares our commitment to fighting cyber attacks. They recognize the incredible capabilities Team Mandiant offers and appreciate the unique approach we bring to today’s cyber security battle. Google Cloud sees an opportunity to embrace and invest in what Mandiant has created to help advance their commitment to making the world safer. It is abundantly clear that securing the cloud is essential to our future, and together, Google Cloud and Mandiant can make a profound and lasting impact in cloud security.

We expect the transaction to close later this year.  Until then, Mandiant will continue to operate as a separate entity, as we plan for a smooth transition. We want to assure you that your offer and terms of employment remain valid.

We encourage you to read today’s press release for more information on this announcement. Additionally, your recruiter and/or manager will be reaching out to you within the next 24-48 hours.

We look forward to welcoming you as we embark on this next phase of our journey.

Additional Information and Where to Find It

Mandiant, Inc. (“Mandiant”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Mandiant (the “Transaction”). Mandiant plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction.

Enrique T. Salem, Kevin R. Mandia, Kimberly Alexy, Sara C. Andrews, Ronald E.F. Codd, Arthur W. Coviello, Jr., Adrian McDermott, Viral Patel, and Robert E. Switz, all of whom are members of Mandiant’s Board of Directors, and Frank E. Verdecanna, who is Mandiant’s Executive Vice President and Chief Financial Officer, are participants in Mandiant’s solicitation. Other than Mr. Mandia, none of such participants owns in excess of 1.0% of Mandiant’s common stock. Mr. Mandia may be deemed to own approximately 1.5% of Mandiant’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in Mandiant’s definitive proxy statement for its 2021 Annual Meeting of Stockholders (the “2021 Proxy Statement”), which was filed with the SEC on April 27, 2021. To the extent that holdings of Mandiant’s securities have changed since the amounts printed in the 2021 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Mandiant will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MANDIANT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Mandiant with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Mandiant’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Mandiant with the SEC in connection with the Transaction will also be available, free of charge, at Mandiant’s investor relations website (https://investors.mandiant.com) or by contacting Mandiant’s Investor Relations at investor.relations@mandiant.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Mandiant’s Board of Directors in approving the Transaction; and expectations for Mandiant following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Mandiant’s assumptions prove incorrect, Mandiant’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Mandiant’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to Mandiant’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that Mandiant files with the SEC, including Mandiant’s Annual Report on Form 10-K filed with the SEC on March 1, 2022, and Quarterly Reports on Form 10-Q filed with the SEC on April 30, 2021, August 9, 2021, and November 9, 2021, each of which may be obtained on the investor relations section of Mandiant’s website (https:// investors.mandiant.com). All forward-looking statements in this communication are based on information available to Mandiant as of the date of this communication, and Mandiant does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.